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                                                                   Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION

CONTACTS:             Corporate Communications                Investor Relations
                      404/715-2554                            404/715-6679


                   DELTA AIR LINES EXTENDS EXCHANGE OFFER FOR
          6.65 PERCENT NOTES DUE 2004 AND 7.70 PERCENT NOTES DUE 2005

         ATLANTA, Aug. 28, 2003 -- Delta Air Lines (NYSE: DAL) today announced the extension of its offer to exchange its 10 percent Senior Notes due 2008 ("new notes") for any and all of its $300 million outstanding principal amount of its 6.65 percent Medium-Term Notes, Series C due 2004 ("2004 notes"), and $500 million outstanding principal amount of its 7.70 percent Senior Notes due 2005 ("2005 notes"). Delta has extended the expiration date of the exchange offer until 5:00 p.m., New York City time, on Sept. 4, 2003, unless further extended by Delta. The other terms of the exchange offer remain unchanged and it is subject to customary conditions.

         As of Aug. 27, 2003, $62,571,000 principal amount of 2004 notes and $161,613,000 principal amount of 2005 notes had been tendered and not withdrawn in the exchange offer.

         The new notes offered in the exchange offer will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers in a private transaction. This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any 2004 notes or 2005 notes, nor is this an offer to sell or the solicitation of an offer to buy any new notes in any state in which such offer, solicitation or sale would be unlawful.

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